Exhibit 8.1

111 South Wacker Drive

Chicago, IL 60606

Telephone: 312-443-0700

Fax: 312-443-0336

www.lockelord.com

John B. Truskowski

Direct Telephone: 312-443-0257

Direct Fax: 312-896-6257

jtruskowski@lockelord.com

August 10, 2009

United Financial Bancorp, Inc.

95 Elm Street

West Springfield, MA 01089

Re:	Proposed Merger of United Financial Bancorp, Inc. and CNB Financial Corp.

Ladies and Gentlemen:

We have acted as counsel to United Financial Bancorp, Inc., a Maryland corporation (“United Financial Bancorp”), in connection with the proposed merger (the “Merger”) of CNB Financial Corp., a Massachusetts corporation (“CNB Financial”), with and into United Financial Bancorp in accordance with the Agreement and Plan of Merger by and between United Financial Bancorp and CNB Financial, dated as of June 25, 2009 (the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

We have examined the law and such documents, including the Agreement, as deemed necessary to render the opinions expressed below. As to questions of fact material to our opinions, we have relied on representations of United Financial Bancorp and CNB Financial contained in letters addressed to us, without undertaking to verify the same by independent investigation; upon representations set forth in the Agreement (including the Exhibits); and upon such other documents pertaining to the Merger as we have deemed appropriate and necessary.

In our examination we have assumed that (i) the Merger will be consummated in accordance with the terms of the Agreement; (ii) each entity that is a party to any of the documents (the “Documents”) described in the preceding paragraph has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; and (viii) the business reasons for the Merger will constitute a valid business purpose, within the meaning of Treasury Regulation Section 1.368-1(b) and (c), for the Merger.

Atlanta, Austin, Chicago, Dallas, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC

United Financial Bancorp, Inc.

August 10, 2009

The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

We express no opinion as to the Federal income tax consequences other than those described below, or as to the effect of the Merger on other transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger.

Based on the foregoing, we are of the opinion, as of the date hereof and under existing law, that:

1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Code section 368(a).

2. United Financial Bancorp and CNB Financial will each be a party to that reorganization within the meaning of Code section 368(b).

We have participated in the preparation of the discussion of certain material U.S. federal income tax consequences of the Merger set forth in the section entitled: DESCRIPTION OF THE MERGER – Tax consequences of the Merger:” in the Registration Statement. In our opinion, such discussion of those consequences of the Merger, insofar as it summarizes U.S. federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

We undertake no responsibility to update or supplement our opinion. Except as specifically provided herein, this letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose, and may not be relied upon by any person or entity other than you, without our prior written consent.

Very truly yours,

/s/ Locke Lord Bissell & Liddell LLP

LOCKE LORD BISSELL & LIDDELL LLP

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